Exhibit 3.2

SL GREEN REALTY CORP.

ARTICLES SUPPLEMENTARY CLASSIFYING 9,200,000 SHARES OF

6.50% SERIES I CUMULATIVE REDEEMABLE PREFERRED STOCK

SL GREEN REALTY CORP., a Maryland corporation (the “Company”), certifies to the Maryland State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:                    Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board of Directors” or the “Board”) by Article V of the Company’s charter (the “Charter”), and the Maryland General Corporation Law (the “MGCL”), the Board of Directors has, by unanimous consent adopted in writing or by electronic transmission on or as of August 5, 2012, adopted resolutions generally authorizing and approving the classification and issuance of up to 12,000,000 shares of a separate series of authorized but unissued shares of Preferred Stock, and, pursuant to the powers contained in the bylaws of the Company, as amended and restated (the “Bylaws”) and the MGCL, appointing a committee (the “Pricing Committee”) of the Board of Directors and delegating to the Pricing Committee, to the fullest extent permitted by Maryland law, the Charter and Bylaws, all powers of the Board of Directors with respect to designating and setting of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such series of Preferred Stock and determining the number of shares of such series of Preferred Stock (not in excess of the aforesaid maximum number of shares) to be classified and issued and the price and other terms and conditions upon which shares of such series of Preferred Stock are to be offered, sold and issued.

SECOND:               Pursuant to the authority conferred upon the Pricing Committee as aforesaid, the Pricing Committee has, at a meeting held on August 7, 2012, duly adopted resolutions classifying 9,200,000 authorized but unissued shares of Preferred Stock as the aforesaid series of Preferred Stock, designating the aforesaid series of Preferred Stock as “6.50% Series I Cumulative Redeemable Preferred Stock”, setting the preferences, rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of such 6.50% Series I Cumulative Redeemable Preferred Stock and authorizing the issuance of up to 9,200,000 shares of such 6.50% Series I Cumulative Redeemable Preferred Stock.

THIRD:                  The series of Preferred Stock created by the resolutions duly adopted by the Board of Directors of the Company and by the Pricing Committee and referred to in Articles FIRST and SECOND of these Articles Supplementary shall have the following designation, number of shares, preferences, rights, voting powers, restrictions and limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions which, upon any restatement of the Charter, shall be made a part of Article V of the Charter, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:

Section 1.               Designation and Number of Shares.  A series of Preferred Stock,

designated as “6.50% Series I Cumulative Redeemable Preferred Stock” (the “Series I Preferred Stock”), is hereby established and the number of shares constituting such series initially shall be 9,200,000.

Section 2.               Maturity.  The Series I Preferred Stock shall have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Section 3.               Rank.  The Series I Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Company, rank (i) senior to all classes or series of Common Stock of the Company and each other class or series of capital stock of the Company issued after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series I Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company (collectively, the “Junior Stock”); (ii) on a parity, in all respects, with the Series C Preferred Stock and each other class or series of capital stock of the Company issued after the Issue Date in compliance with Section 9 of these Articles Supplementary, the terms of which expressly provide that such class or series will rank on a parity with the Series I Preferred Stock as to dividend rights or rights upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company (collectively, the “Parity Stock”), and (iii) junior to each class or series of capital stock of the Company issued after the Issue Date in compliance with Section 9 of these Articles Supplementary, the terms of which expressly provide that such class or series will rank senior to the Series I Preferred Stock as to dividend rights or rights upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company (collectively, the “Senior Stock”).

Section 4.               Definitions.  As used herein, the following terms shall have the following meanings:

(A) “Accrued Dividends” means, with respect to any share of Series I Preferred Stock, as of any date, the accrued and unpaid dividends on such share (whether or not declared) from, and including, the most recent past Dividend Payment Date (or the Issue Date, if such date is prior to the first Dividend Payment Date) to, but not including, such date.

(B) “Accumulated Dividends” means, with respect to any share of Series I Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends, if any, on such share (whether or not declared) from the Issue Date until the most recent past Dividend Payment Date on or prior to such date.

(C) “Board” or “Board of Directors” has the meaning given to such term in the Preamble to these Articles Supplementary.

(D) “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

(E) “Bylaws” has the meaning given to such term in the Preamble to these

Articles Supplementary.

(F) “Capital Gains Amount” has the meaning given to such term in Section 5(E).

(G) “Certificated Series I Preferred Stock” has the meaning given to such term in Section 11(A)(v).

(H) “Code” has the meaning given to such term in Section 5(E).

(I) “Common Stock” means the shares of common stock, par value $0.01 per share, of the Company or any other shares of capital stock of the Company into which such Common Stock is reclassified or changed.

(J) “Company” has the meaning given to such term in the Preamble to these Articles Supplementary.

(K) “Dividend Parity Stock” means all classes or series of shares of capital stock of the Company ranking on a parity with the Series I Preferred Stock as to dividends.

(L) “Dividend Payment Date” has the meaning given to such term in Section 5(B).

(M) “Dividend Record Date” has the meaning given to such term in Section 5(B).

(N) “DTC” or “Depository” means The Depository Trust Company, or any successor depository.

(O) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(P) “Global Series I Preferred Stock” has the meaning given to such term in Section 11(A)(ii).

(Q) “Holder” means a holder of record of the Series I Preferred Stock.

(R) “Issue Date” means August 10, 2012.

(S) “Junior Stock” has the meaning given to such term in Section 3.

(T) “Liquidation Preference” shall mean, with respect to each share of Series I Preferred Stock, $25.00.

(U) “NYSE” means the New York Stock Exchange.

(V) “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

(W) “Officers’ Certificate” means a certificate signed by two Officers.

(X) “Parity Stock” has the meaning given to such term in Section 3.

(Y) “Parity Voting Preferred” means all series of Preferred Stock that are shares of Parity Stock upon which voting rights equivalent to those in Section 9 have been conferred and are exercisable.

(Z) “Person” means any person, including without limitation any syndicate or group, that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act and the rules of the Securities and Exchange Commission thereunder.

(AA) “Preferred Stock” has the meaning given to such term in Section 1 of Article V of the Charter.

(BB) “Preferred Stock Directors” has the meaning given to such term in Section 9(B).

(CC) “REIT” has the meaning given to such term in Section 5(F).

(DD) “Senior Stock” has the meaning given to such term in Section 3.

(EE) “Series C Preferred Stock” means the 7.625% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company.

(FF) “Series I Preferred Stock” has the meaning given to such term in Section 1.

(GG) “Total Dividends” has the meaning given to such term in Section 5(E).

(HH) “Transfer Agent” means Computershare Shareowner Services LLC, acting as the Company’s duly appointed transfer agent, registrar and dividend disbursing agent for the Series I Preferred Stock.  The Company may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided that the Company shall appoint a successor Transfer Agent which shall accept such appointment prior to the effectiveness of such removal.

Section 5.               Dividends.

(A)          Subject to the preferential rights of holders of any class or series of capital stock of the Company ranking senior to the Series I Preferred Stock as to the payment of dividends, the Holders of the Series I Preferred Stock are entitled to receive, when, as and if declared by the Board, out of funds of the Company legally available for the payment of quarterly, cumulative preferential cash dividends, an amount per share equal to 6.50% of the Liquidation Preference per annum (equivalent to a fixed annual amount of $1.625 per share), payable in equal amounts of $0.40625 per share of Series I Preferred Stock quarterly.

(B)           Dividends on the Series I Preferred Stock shall begin to accrue and will be fully cumulative starting from and including August 10, 2012 and shall be payable quarterly when, if and as authorized by the Board, in equal amounts in arrears on January 15, April 15, July 15 and October 15 of each year or, if not a Business Day, the next succeeding Business Day commencing October 15, 2012 (each, a “Dividend Payment Date”), and no interest or additional dividends or other sums shall accrue on the amount so payable from such date to such next succeeding Business Day.  Any dividend payable on the Series I Preferred Stock for any partial dividend period that ends prior to a Dividend Payment Date will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends will be payable to Holders as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each, a “Dividend Record Date”).  Notwithstanding any provision to the contrary contained herein, each outstanding share of Series I Preferred Stock will be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series I Preferred Stock that is outstanding on such date.  For the avoidance of doubt, notwithstanding anything to the contrary set forth in these Articles Supplementary, each share of Series I Preferred Stock issued and outstanding on the Dividend Record Date for the first Dividend Payment Date following the Issue Date shall accrue dividends from the Issue Date and shall receive the same dividend payment regardless of the date on which such share of Series I Preferred Stock was actually issued.  As used herein, the term “dividend period” for the Series I Preferred Stock means the period from and including the Issue Date and ending on and excluding the next Dividend Payment Date, and each subsequent period from and including such Dividend Payment Date and ending on and excluding the next following Dividend Payment Date.

(C)           No dividends on the Series I Preferred Stock shall be declared or paid or set apart for payment by the Board if such declaration, payment or setting apart for payment would violate any agreement of the Company or is restricted or prohibited by law.

(D)          Notwithstanding the foregoing Section 5(C), dividends on the Series I Preferred Stock will accumulate whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, whether or not such dividends are prohibited by the terms of the Company’s or its subsidiaries’ agreements, and whether or not such dividends are declared.  Accumulated but unpaid dividends on the Series I Preferred Stock will not bear interest and Holders will not be entitled to any dividends (whether payable in cash, property or shares of any class or series of capital stock (including Series I Preferred Stock)) in excess of the full cumulative dividends described above.  Any dividend payment made on the Series I Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.

(E)           If, for any taxable year, the Company elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)) any portion (the “Capital Gains Amount”) of the total dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares of capital stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the Holders shall be the same proportion that the total dividends (as determined for federal income tax purposes) paid or made available to the Holders for the year bears to the Total Dividends.  The Company will make a similar allocation for each taxable year with respect to any undistributed long-term capital gains of the Company that are to be included in its stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount that would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Company to its stockholders.

(F)           Subject to Section 5(G), no dividends or other distributions (other than a dividend or distribution payable solely in Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) will be declared, made or paid or set apart for payment and no other distribution of cash or other property will be declared or made on any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Company or on its behalf (except by conversion into or exchange for Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless full Accumulated Dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series I Preferred Stock and any Dividend Parity Stock for all dividend periods ending on or prior to the date of such declaration, payment, set apart, redemption, purchase or acquisition; provided, that the foregoing restriction will not limit the acquisition of Parity Stock or Junior Stock solely to the extent necessary to preserve the Company’s qualification as a real estate investment trust for U.S. federal income tax purposes (a “REIT”).

(G)           Notwithstanding the limitations of Section 5(F), when dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series I Preferred Stock and all Dividend Parity Stock, all dividends declared upon the Series I Preferred Stock and any Dividend Parity Stock shall be declared and paid pro rata so that the amount of dividends declared and paid per share of Series I Preferred Stock and such Dividend Parity Stock shall in all cases bear to each other the same ratio that Accumulated Dividends per share of Series I Preferred Stock and accumulated dividends per such other Dividend Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Dividend Parity Stock does not have a cumulative dividend) bear to each other.  No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series I Preferred Stock which may be in arrears.

Section 6.               Liquidation Preference.

(A)          Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the Holders shall be entitled to receive out of the assets of the Company legally available for distribution to its stockholders remaining after payment or provisions for payment of all of the Company’s debts and other liabilities, in cash or property at its fair market value as determined by the Board, the Liquidation Preference, plus an amount equal to any Accumulated Dividends and Accrued Dividends (whether or not earned or declared) to (but not including) the date of payment, before any distribution of assets is made to holders of the Junior Stock, but subject to the preferential rights of the holders of any class or series of Senior Stock.  Upon the payment in full of such liquidation preference and all such Accumulated Dividends and Accrued Dividends, the Holders will have no right or claim to any remaining assets of the Company.

(B)           If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the assets of the Company legally available for distribution shall be insufficient to make the full payment due to the Holders and the corresponding amounts payable on all outstanding shares of Parity Stock (including, if applicable, Accumulated Dividends and Accrued Dividends), then all of the assets available for distribution to the Holders shall be distributed among and paid to the Holders ratably in proportion to the respective amounts that would be payable to such Holders if such assets were sufficient to permit payment in full; provided that all such distributions and payments to the Holders shall be made on a pari passu basis with the holders of the Parity Stock.

(C)           For the purposes of this Section 6, the consolidation or merger of the Company with or into any other entity, a statutory stock exchange by the Company, or the voluntary sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Company.

(D)          The Company shall provide the Holders with notice of any event triggering the right to receive a distribution upon a liquidation, dissolution or winding up of the affairs of the Company not less than 30 calendar days nor more than 60 calendar days prior to the applicable distribution payment date.

(E)           The liquidation preference of the outstanding shares of Series I Preferred Stock will not be added to the liabilities of the Company for the purpose of determining whether under the Maryland General Corporation Law a distribution may be made to stockholders of the Company whose preferential rights upon dissolution of the Company are junior to those of holders of the Series I Preferred Stock.

Section 7.               Conversion.  The Series I Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

Section 8.               Redemption.

(A)          Redemption by Holders.  Shares of Series I Preferred Stock are not redeemable at any time at the option of the holders thereof.

(B)           Redemption by the Company.

(i)            Redemption Right.

(a)           The Series I Preferred Stock shall not be subject to any sinking fund or mandatory redemption.  Except as otherwise set forth herein, shares of Series

I Preferred Stock are not redeemable prior to August 10, 2017, except that the Company will be entitled, pursuant to Article VI of the Charter and these Articles Supplementary, to redeem, purchase or acquire shares of the Series I Preferred Stock in order to ensure that the Company remains a qualified REIT.

(b)           On or after August 10, 2017, the Company, at its option, upon giving notice as provided below, may redeem the Series I Preferred Stock, in whole or from time to time in part, at a redemption price per share in cash equal to $25.00 plus (except as provided in Section 8(B)(ii)(d) below) all dividends accumulated and unpaid (whether or not earned or authorized) on such Series I Preferred Stock to but not including the date of such redemption.  Any date fixed for redemption pursuant to this Section 8 is referred to herein as a “Redemption Date”.

(ii)           Limitations on Redemption.

(a)           If fewer than all of the outstanding shares of Series I Preferred Stock are to be redeemed at the option of the Company pursuant to Section 8(B)(i) above, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed will be selected by the Board pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders or by lot or by any other equitable manner as prescribed by the Board.  If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series I Preferred Stock would Beneficially Own or Constructively Own, in excess of 20% (in value or in number of shares, whichever is more restrictive) of the issued and outstanding shares of Series I Preferred Stock or 9.0% in value of all outstanding Capital Stock of the Company, as the case may be, because such holder’s shares of Series I Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Company will redeem the requisite number of shares of Series I Preferred Stock from such holder such that he will not hold in excess of the Ownership Limit or the Aggregate Ownership Limit subsequent to such redemption.

(b)           Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all shares of Series I Preferred Stock shall have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series I Preferred Stock shall be redeemed unless all outstanding shares of Series I Preferred Stock are simultaneously redeemed or exchanged; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series I Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series I Preferred Stock.  In addition, unless full cumulative dividends on all outstanding shares of Series I Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series I Preferred Stock or any other class or series of capital stock of the Company ranking junior to or on a parity with the Series I Preferred Stock as to the payment of dividends or the distributions of assets upon any liquidation, dissolution or winding up of the Company (except by conversion into or exchange for shares of any class or series of capital stock of the Company ranking junior to the Series I Preferred Stock as to the payment of dividends or the distribution of assets upon any liquidation, dissolution or winding up of the Company or by redemption for the purposes of maintaining the Company’s qualification as a REIT).

(c)           The foregoing provisions of subsections 8(B)(ii)(a) and (b) shall not prevent any other action by the Company pursuant to Article VI of the Charter, these Articles Supplementary, or otherwise in order to ensure that the Company remains qualified as a  REIT

(d)           Immediately prior to any redemption of shares of Series I Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividend to but not including the Redemption Date, unless such Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, in which case each holder of Series I Preferred Stock at the close of business on such Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date.  Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series I Preferred Stock for which a notice of redemption has been given.

(iii)          Procedures for Redemption.

(a)           Notice of redemption shall be (i) given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date; and (ii) delivered, not less than 30 nor more than 60 days prior to the Redemption Date, to each holder of record of shares of Series I Preferred Stock to be redeemed, notifying such holder of the Company’s election to redeem such shares; provided that if the Company shall have reasonably concluded, based upon the advice of independent tax counsel experienced in such matters, that any redemption made pursuant to this Section 8 must be made on a date (the “Subject Date”) which is earlier than 30 days after the date of such mailing in order to preserve the status of the Company as a REIT or to comply with federal tax laws relating to the Company’s qualification as a REIT, then the Company may give such shorter notice as is necessary to effect such redemption on the Subject Date.  Such notice shall be delivered at such holder’s address as the same appears on the stock transfer records of the Company, or by publication in a newspaper of general circulation in the City of New York.  If the Company elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the shares of Series I Preferred Stock to be redeemed.  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series I Preferred Stock except as to the holder to whom notice was defective or not given.  Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received the notice.

(b)           In addition to any information required by law or by the applicable rules of any exchange upon which the Series I Preferred Stock may be listed or admitted to trading, such notice of redemption shall state:  (i) the Redemption Date, (ii) the cash redemption price per share of Series I Preferred Stock, (iii) the number of shares to be redeemed (and, if fewer than all the share of Series I Preferred Stock are to be redeemed from such holder, the number of shares to be redeemed from such holder), (iv) the place or places where certificates for such shares of Series I Preferred Stock are to be surrendered for payment of the redemption price in cash and (v) that dividends on the shares to be redeemed will cease to accumulate on such Redemption Date.

(c)           On or after the Redemption Date, each holder of shares of Series I Preferred Stock to be redeemed shall present and surrender the certificates representing his shares of Series I Preferred Stock to the Company at the place designated in the notice of redemption and thereupon the cash redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate representing shares of Series I Preferred Stock as the owner thereof and each surrendered certificate shall be canceled.  If fewer than all the shares represented by any such certificate representing shares of Series I Preferred Stock are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

(d)           If notice of redemption has been mailed or published in accordance with Sections 8(B)(iii)(a) and (b) above and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of the Series I Preferred Stock so called for redemption, then from and after the Redemption Date (unless the Company defaults in payment of the redemption price), all dividends on the shares of Series I Preferred Stock called for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the Company’s books, and such shares shall not be deemed to be outstanding for any purpose whatsoever.  At its election, the Company, prior to a Redemption Date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends) of the Series I Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the shares of Series I Preferred Stock to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the redemption price (including all accumulated and unpaid dividends to the Redemption Date).  Any interest or other earnings earned on the redemption price (including accumulated and unpaid dividends) deposited with a banking or trust company shall be paid to the Company.  Any monies so deposited which remain unclaimed by the holders of Series I Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Company.

(iv)          Status of Redeemed Shares.  Any shares of Series I Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board.

Section 9.               Voting Rights.

(A)          The Holders of the Series I Preferred Stock shall not have any relative, participating, optional or other voting rights except as set forth in this Section 9.

(B)           Whenever dividends on the Series I Preferred Stock shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the number of directors then constituting the Board will increase by two (if not already increased by reason of a similar arrearage with respect to any Parity Voting Preferred) and the Holders (voting together as a single class with holders of all Parity Voting Preferred) will be entitled to vote for the election of a total of two additional directors of the Company (the “Preferred Stock Directors”) at a special meeting called by the Holders of at least 25% of the shares of Series I Preferred Stock or by holders of any such other series of Parity Voting Preferred (unless such request is received less than 90 days before the date fixed for the next annual meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on the Series I Preferred Stock and such Parity Voting Preferred for the then current dividend period either have been fully paid or have been declared and a sum sufficient for the payment thereof set aside for payment.  The voting rights set forth in this Section 9(B) and the terms of the Preferred Stock Directors will continue until such time as the dividend arrearage on the Series I Preferred Stock and such Parity Voting Preferred has been paid in full and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.  Upon the termination of such voting rights, the term of office for any Preferred Stock Directors will terminate and the size of the Board will decrease accordingly.  The voting rights provided by this Section 9(B) will re-vest in the event that dividends on any shares of Series I Preferred Stock are once again in arrears for six or more quarterly dividends (whether or not consecutive).

(C)           The Preferred Stock Directors will be elected by a plurality of the votes cast in the election for a one-year term, and each Preferred Stock Director will serve until his or her successor is duly elected and qualifies or until the director’s right to hold the office terminates, whichever occurs earlier.  If there is a vacancy in the office of a Preferred Stock Director, then the vacancy shall be filled by the remaining director so elected then in office or, if there is no such remaining director, by a vote of the Holders of a majority of the outstanding shares of Series I Preferred Stock when they are entitled to the voting rights described above (voting together as a single class with all series of Parity Voting Preferred).  Each Preferred Stock Director will be entitled to one vote (two votes in the aggregate for the Preferred Stock Directors) on any matter with respect to which the Board votes.

(D)          Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the Holders of a majority of the outstanding shares of Series I Preferred Stock when they are entitled to the voting rights described above (voting together as a single class with all series of Parity Voting Preferred).

(E)           So long as any shares of Series I Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the Holders of at least two-thirds of the shares of Series I Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such shares of Series I Preferred Stock voting together as a single class with holders of all Parity Voting Preferred) (i) authorize, create or issue, or increase the authorized or issued amount of, any Senior Stock, or reclassify any authorized capital stock of the Company into Senior Stock, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any Senior Stock or (ii) amend, alter or repeal any provisions of these Articles Supplementary or the Charter in any manner (whether by merger, consolidation or otherwise) (an “Event”) that materially and adversely affects any right, preference, privilege or voting power of the Series I Preferred Stock or its Holders; provided, however, with respect to the occurrence of any of the Events set forth in clause (ii) above, so long as shares of Series I Preferred Stock remain outstanding or are converted into like securities of the surviving or resulting entity, in each case with like preference, privilege or voting power and terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Company may not be the surviving entity and such surviving entity may be a non-corporate entity, the occurrence of any such Event shall not be deemed to materially adversely affect such rights, preferences, privileges or voting powers of holders of Series I Preferred Stock; and provided further that (x) any increase in the amount of the authorized shares of Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) the creation, issuance or increase in the amount of authorized shares of any other class or series of capital stock of the Corporation, or (z) any increase in the amount of authorized shares of Series I Preferred Stock, in each case ranking on a parity with or junior to the Series I Preferred Stock with respect to the payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.  Notwithstanding the foregoing, holders of any Parity Voting Preferred shall not be entitled to vote together as a class with the Holders of Series I Preferred Stock on any amendment, alteration or repeal of the Charter if the Holders of the Series I Preferred Stock are affected unequally by such amendment, alteration or repeal.

(F)           In all cases in which the Holders shall be entitled to vote, each share of Series I Preferred Stock shall be entitled to one vote, unless the outstanding Parity Voting Preferred has similar vested and continuing voting rights, in which case the number of votes that each share of Series I Preferred Stock and any Parity Voting Preferred participating in the votes described above shall have shall be one vote for each $25.00 of liquidation preference.

(G)           In addition, the Holders will not have any voting rights with respect to, and the consent of the Holders is not required for, the taking of any corporate action, including any merger or consolidation involving the Company or a sale of all or substantially all of the Company’s assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series I Preferred Stock, except as set forth in Section 9(E)(ii).  Except as expressly set forth herein, the Series I Preferred Stock shall not have any relative, participatory, optional or other special voting rights and powers.

(H)          The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series I Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Section 10.             Ownership Limitations.  Notwithstanding Article VI of the Charter, the provisions of this Section 10 shall apply with respect to the limitations on the ownership and acquisition of shares of Series I Preferred Stock.

(A)          Restriction on Ownership and Transfer.

(i)            Except as provided in Section 10(H), (a) no Person shall Beneficially Own or Constructively Own shares of Series I Preferred Stock in excess of the Ownership Limit and (b) no Person shall Acquire any shares of Series I Preferred Stock if, as the result of such Acquisition, such Person shall Beneficially Own or Constructively Own shares of Series I Preferred Stock in excess of the Ownership Limit;

(ii)           Except as provided in Section 10(H), no Person shall Beneficially Own or Constructively Own any shares of Series I Preferred Stock such that such Person would Beneficially Own or Constructively Own Capital Stock in excess of the Aggregate Stock Ownership Limit;

(iii)          Except as provided in Section 10(H), any Acquisition (whether or not such Acquisition is the result of a transaction entered into through the facilities of the New York Stock Exchange, Inc. (the “NYSE”)) that, if effective, would result in any Person Beneficially Owning Series I Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Acquisition of such Series I Preferred Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Series I Preferred Stock;

(iv)          Except as provided in Section 10(H), any Acquisition (whether or not such Acquisition is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in any Person Constructively Owning Series I Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Acquisition of such Series I Preferred Stock which would be otherwise Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Series I Preferred Stock; and

(v)           Notwithstanding any other provisions contained in this Section 10, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) or other event that, if effective, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or would otherwise result in the Company failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Company owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of the Series I Preferred Stock or other event which would cause the Company to be “closely held”

within the meaning of Section 856(h) of the Code or would otherwise result in the Company failing to qualify as a REIT; and the intended transferee or owner or Constructive or Beneficial Owner shall acquire or retain no rights in such Series I Preferred Stock.

(B)           Conversion Into and Exchange For Series I Excess Preferred Stock.  If, notwithstanding the other provisions contained in this Section 10, at any time after the date on which shares of Series I Preferred Stock are first issued (the “Issue Date”), there is a purported Transfer or Acquisition (whether or not such Transfer or Acquisition is the result of a transaction entered into through the facilities of the NYSE), change in the capital structure of the Company or other event such that one or more of the restrictions on ownership and transfers described in Section 10(A) above, has been violated, then the Series I Preferred Stock being Transferred or Acquired (or in the case of an event other than a Transfer or Acquisition, the Series I Preferred Stock owned or Constructively Owned or Beneficially Owned or, if the next sentence applies, the Series I Preferred Stock identified in the next sentence) which would cause one or more of the restrictions on ownership or transfer to be violated (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock (as defined in Section 1 of Article V of the Charter) (the “Series I Excess Preferred Stock”).  If at any time of such purported Transfer or Acquisition or other event any of the shares of the Series I Preferred Stock are then owned by a depositary to permit the trading of beneficial interests in fractional shares of Series I Preferred Stock, then shares of Series I Preferred Stock that shall be converted to Series I Excess Preferred Stock shall be first taken from any Series I Preferred Stock that is not in such depositary that is Beneficially Owned or Constructively Owned by the Person whose Beneficial Ownership or Constructive Ownership would otherwise violate the restrictions of Section 10(A) prior to converting any shares in such depositary.  Any conversion pursuant to this subparagraph shall be effective as of the close of business on the Business Day prior to the date of such Transfer or other event.

(C)           Remedies For Breach.  If the Board or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 10(A) or that a Person intends to Transfer or Acquire, has attempted to Transfer or Acquire or may Transfer or Acquire direct ownership, beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Company in violation of Section 10(A), the Board or its designees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, Acquisition or other event, including, but not limited to, causing the Company to purchase such shares upon the terms and conditions specified by the Board in its sole discretion, refusing to give effect to such Transfer, Acquisition or other event on the books of the Company or instituting proceedings to enjoin such Transfer, Acquisition or other event; provided, however, that any Transfer or Acquisition (or, in the case of events other than a Transfer or Acquisition, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 10(A) shall automatically result in the conversion described in Section 10(A), irrespective of any action (or non-action) by the Board.

(D)          Notice of Restricted Transfer.  Any Person who Acquires or attempts to Acquire or Beneficially Owns or Constructively Owns shares of Series I Preferred Stock in excess of the aforementioned limitations, or any Person who is or attempts to become a transferee such that Series I Excess Preferred Stock results under the provisions of these Articles, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 15 days prior written notice to the Company of such event and shall provide to the Company such other information as it may request in order to determine the effect of any such Transfer on the Company’s status as a REIT.

(E)           Owners Required To Provide Information.  From and after the Issue Date, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Series I Preferred Stock and each Person (including the stockholder of record) who is holding Series I Preferred Stock for a Beneficial Owner or Constructive Owner shall provide to the Company such information that the Company may request, in good faith, in order to determine the Company’s status as a REIT.

(F)           Remedies Not Limited.  Nothing contained in this Section 10 (but subject to Section 10(L)) shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders by preservation of the Company’s status as a REIT, to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(G)           Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 10, including any definition contained in Section 10(M), the Board shall have the power to determine the application of the provisions of this Section 10 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 10(L)).

(H)          Exceptions.

(i)            Subject to Section 10(A)(iv), the Board, in its sole and absolute discretion, with the advice of the Company’s tax counsel, may exempt a Person from the limitation on a Person Acquiring or Beneficially Owning Series I Preferred Stock in excess of the Ownership Limit or Beneficially Owning Series I Preferred Stock in excess of the Aggregate Stock Ownership Limit if (i) such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual will as a result thereof Beneficially Own Series I Preferred Stock in excess of the Ownership Limit or the Aggregate Stock Ownership Limit, (ii) such Person agrees that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in this Section 10) or attempted violation will result in such Series I Preferred Stock being exchanged for Series I Excess Preferred Stock in accordance with Section 10(B), and (iii) the Board otherwise decides that such action is in the Company’s best interest.

(ii)           Subject to Section 10(A)(iv), the Board, in its sole and absolute discretion, with advice of the Company’s tax counsel, may exempt a Person from the limitation on a Person Acquiring or Constructively Owning Series I Preferred Stock in excess of the Ownership Limit or Constructively Owning Series I Preferred Stock in excess of the Aggregate Stock Ownership Limit if (i) the Board obtains such representations and undertakings from such Person as it deems appropriate with respect to the ownership by such Person (directly or constructively by virtue of the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code) in any tenant of the Company and such Person agrees that any violation or attempted violation will result in such Series I Preferred Stock Constructively Owned in excess of the Ownership Limit or in excess of the Aggregate Stock Ownership Limit being exchanged for Series I Excess Preferred Stock in accordance with Section 10(B), and (ii) the Board otherwise decides that such action is in the Company’s best interest.

(iii)          Prior to granting any exception pursuant to Section 10(H)(i) or 10(H)(ii), the Board may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board, in its sole discretion as it may deem necessary or advisable in order to determine or ensure the Company’s status as a REIT; provided, however, that obtaining a favorable ruling or opinion shall not be required for the Board to grant an exception hereunder.

(iv)          For the avoidance of doubt, references in this Section 10(H) to the “Board” shall be deemed to include not only the Board but also any duly authorized committee thereof.

(I)            Legend.  Each certificate for Series I Preferred Stock shall bear substantially the following legend:

THE COMPANY WILL FURNISH TO ANY STOCKHOLDER, ON REQUEST AND WITHOUT CHARGE, A FULL STATEMENT OF THE INFORMATION REQUIRED BY SECTION 2-211(b) OF THE CORPORATIONS AND ASSOCIATIONS ARTICLE OF THE ANNOTATED CODE OF MARYLAND WITH RESPECT TO THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTIONS OF THE STOCK OF EACH CLASS WHICH THE COMPANY HAS AUTHORITY TO ISSUE AND, IF THE COMPANY IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, (I) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (II) THE AUTHORITY OF THE BOARD TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES.  THE FOREGOING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CHARTER OF THE COMPANY INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO (THE “CHARTER”), A COPY OF WHICH WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS.  SUCH REQUEST MUST BE MADE TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE OR TO THE TRANSFER AGENT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE COMPANY’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF THE COMPANY, NO

PERSON MAY (I) BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF SERIES I PREFERRED STOCK IN EXCESS OF 20% (IN VALUE OR IN NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SERIES I PREFERRED STOCK OF THE COMPANY OR (II) BENEFICIALLY OWN OR CONSTRUCTIVELY OWN ANY SHARES OF SERIES I PREFERRED STOCK SUCH THAT SUCH PERSON WOULD BENEFICIALLY OWN OR CONSTRUCTIVELY OWN CAPITAL STOCK IN EXCESS OF 9% IN VALUE OF THE AGGREGATE OF THE OUTSTANDING SHARES OF CAPITAL STOCK OF THE COMPANY.  ANY PERSON WHO ACQUIRES OR ATTEMPTS TO ACQUIRE OR BENEFICIALLY OWNS OR CONSTRUCTIVELY OWNS SHARES OF SERIES I PREFERRED STOCK IN EXCESS OF THE AFOREMENTIONED LIMITATIONS, OR ANY PERSON WHO IS OR ATTEMPTS TO BECOME A TRANSFEREE SUCH THAT SERIES I EXCESS PREFERRED STOCK WOULD RESULT UNDER THE PROVISIONS OF THE CHARTER, SHALL IMMEDIATELY GIVE WRITTEN NOTICE OR, IN THE EVENT OF A PROPOSED OR ATTEMPTED TRANSFER, GIVE AT LEAST 15 DAYS PRIOR WRITTEN NOTICE TO THE COMPANY OF SUCH EVENT AND SHALL PROVIDE TO THE COMPANY SUCH OTHER INFORMATION AS IT MAY REQUEST IN ORDER TO DETERMINE THE EFFECT OF ANY SUCH TRANSFER ON THE COMPANY’S STATUS AS A REIT.  ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE COMPANY, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT TO ANY STOCKHOLDER ON REQUEST AND WITHOUT CHARGE.  TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE SHALL BE VOID AB INITIO.  IF THE RESTRICTIONS ON OWNERSHIP AND TRANSFER ARE VIOLATED, THE SECURITIES REPRESENTED HEREBY WILL BE DESIGNATED AND TREATED AS SHARES OF SERIES I EXCESS PREFERRED STOCK WHICH WILL BE HELD IN TRUST BY THE COMPANY.  THE FOREGOING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CHARTER, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS.  SUCH REQUEST MUST BE MADE TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE OR TO THE TRANSFER AGENT.

(J)            Severability.  If any provision of this Section 10 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(K)          Series I Excess Preferred Stock.

(i)            Ownership In Trust.  Upon any purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that results in the issuance of Series I Excess Preferred Stock pursuant to Section 10(B), such Series I Excess Preferred Stock shall be deemed to have been transferred to the Company, as Trustee of a Trust for the exclusive benefit of such Charitable Beneficiary or Beneficiaries to whom an interest in such Series I Excess Preferred Stock may later be transferred pursuant to Section 10(K)(iv).  Series I Excess Preferred Stock so held in trust shall be issued and outstanding shares of stock of the Company.  The Purported Record Transferee shall have no rights in such Series I Excess Preferred Stock except the right to designate a transferee of such Series I Excess Preferred Stock upon the terms specified in Section 10(K)(iv).  The Purported Beneficial Transferee shall have no rights in such Series I Excess Preferred Stock except as provided in this Section 10.

(ii)           Dividend Rights.  Series I Excess Preferred Stock will be entitled to dividends and distributions authorized and declared with respect to the Series I Preferred Stock from which the Series I Excess Preferred Stock was converted and will be payable to the Trustee of the Trust in which such Series I Excess Preferred Stock is held, for the benefit of the Charitable Beneficiary.  Dividends and distributions will be authorized and declared with respect to each share of Series I Excess Preferred Stock in an amount equal to the dividends and distributions authorized and declared on each share of Series I Preferred Stock from which the Series I Excess Preferred Stock was converted.  Any dividend or distribution paid prior to the discovery by the Company that Series I Preferred Stock has been transferred in violation of the provisions of the Articles shall be repaid by the Purported Record Transferee to the Trustee upon demand.  The Company shall rescind any dividend or distribution authorized and declared but unpaid as void ab initio with respect to the Purported Record Transferee, and the Company shall pay such dividend or distribution when due to the Trustee of the Trust for the benefit of the Charitable Beneficiary.

(iii)          Rights Upon Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any other distribution of all or substantially all of the assets of the Company, each holder of shares of Series I Excess Preferred Stock shall be entitled to receive, in the case of Series I Excess Preferred Stock converted from Series I Preferred Stock, ratably with each other holder of Series I Preferred Stock and Series I Excess Preferred Stock converted from Series I Preferred Stock, that portion of the assets of the Company available for distribution to its stockholders as the number of shares of the Series I Excess Preferred Stock held by such holder bears to the total number of shares of Series I Preferred Stock and Series I Excess Preferred Stock then outstanding (in the case of Series I Excess Preferred Stock converted from Series I Preferred Stock).  Any liquidation distributions to be distributed with respect to Series I Excess Preferred Stock shall be distributed in the same manner as proceeds from the sale of Series I Excess Preferred Stock are distributed as set forth in Section 10(K)(iv).

(iv)          Non-Transferability of Excess Stock.  Series I Excess Preferred Stock shall not be transferable.  In its sole discretion, the Trustee of the Trust may transfer the interest in the Trust representing shares of Series I Excess Preferred Stock to any Person if the shares of Series I Excess Preferred Stock would not be Series I Excess Preferred Stock in the hands of such Person.  If such transfer is made, the interest of the Charitable Beneficiary in the Series I Excess Preferred Stock shall terminate and the proceeds of the sale shall be payable by the Trustee to the Purported Record Transferee and the Charitable Beneficiary as herein set forth.  The Purported Record Transferee shall receive from the Trustee the lesser of (i) the price paid by the Purported Record Transferee for its shares of Series I Preferred Stock that were converted into Series I Excess Preferred Stock or, if the Purported

Record Transferee did not give value for such shares (e.g. the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of Series I Excess Preferred Stock were converted for the ten trading days immediately preceding such sale or gift and (ii) the price received by the Trustee from the sale or other disposition of the Series I Excess Preferred Stock held in trust.  The Trustee may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 10(K)(i).  Any proceeds in excess of the amount payable to the Purported Record Transferee shall be paid by the Trustee to the Charitable Beneficiary.  Upon such transfer of an interest in the Trust, the corresponding shares of Series I Excess Preferred Stock in the Trust shall be automatically exchanged for an equal number of shares of Series I Preferred Stock and such shares of Series I Preferred Stock shall be transferred of record to the transferee of the interest in the Trust if such shares of Series I Preferred Stock would not be Series I Excess Preferred Stock in the hands of such transferee.  Prior to any transfer of any interest in the Trust, the Company must have waived in writing its purchase rights under Section 10(K)(vi).

(v)           Voting Rights for Series I Excess Preferred Stock.  Any vote cast by a Purported Record Transferee of Series I Excess Preferred Stock prior to the discovery by the Company that Series I Preferred Stock has been transferred in violation of the provisions of these Articles shall be void ab initio.  While the Series I Excess Preferred Stock is held in trust, the Purported Record Transferee will be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Series I Preferred Stock which have been converted into shares of Series I Excess Preferred Stock for the benefit of the Charitable Beneficiary.

(vi)          Purchase Rights in Series I Excess Preferred Stock.  Notwithstanding the provisions of Section 10(K)(iv), shares of Series I Excess Preferred Stock shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that required the issuance of such Series I Excess Preferred Stock (or, if the Transfer or other event that resulted in the issuance of Series I Excess Preferred Stock was not a transaction in which the Purported Beneficial Transferee gave full value for such Series I Excess Preferred Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the issuance of Series I Excess Preferred Stock) and (ii) the Market Price on the date the Company, or its designee, accepts such offer.  The Company may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 10(K)(i).  The Company may pay the amount of such reductions to the Trustee for the benefit of the Charitable Beneficiary.  The Company shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the Transfer or other event which resulted in the issuance of such shares of Series I Excess Preferred Stock and (ii) the date the Board determines in good faith that a Transfer or other event resulting in the issuance of shares of Series I Excess Preferred Stock has occurred, if the Company does not receive a notice of such Transfer or other event pursuant to Section 10(D).  The Company may appoint a special trustee of the Trust for the purpose of consummating the purchase of Series I Excess Preferred Stock by the Company.  In the event that the Company’s actions cause a reduction in the number of shares of Series I Preferred Stock outstanding and such reduction results in the issuance of Series I Excess Preferred Stock, the Company is required to exercise its option to repurchase such shares of Series I Excess Preferred Stock if the Beneficial Owner notifies the Company that it is unable to sell its rights to such Series I Excess Preferred Stock.

(vii)         Alternative Characterization.  If the foregoing transfer restrictions with respect to a purported Transfer are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the Purported Record Transferee of any shares of Series I Excess Preferred Stock may be deemed, at the option of the Board, to have acted as an agent on behalf of the Company in acquiring such shares of Series I Excess Preferred Stock and to hold such shares of Series I Excess Preferred Stock on behalf of the Company.

(L)           Settlement.  Nothing in this Section 10 shall preclude the settlement of any transaction entered into through facilities of the NYSE.

(M)         Notwithstanding anything in these Articles Supplementary to the contrary, for the purpose of applying the provisions of this Section 10, the following capitalized terms used in this Section 10 shall have the following meanings:

(i)            “Acquire” means the acquisition of Beneficial Ownership or Constructive Ownership of shares of Preferred Equity Stock by any means including, without limitation, a Transfer, the exercise of or right to exercise any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner or Constructive Owner and shall not include Beneficial Ownership or Constructive Ownership that does not result from an acquisition.  The term “Acquisition” shall have the correlative meaning.

(ii)           “Aggregate Stock Ownership Limit” means 9% in value of the aggregate of the outstanding shares of Capital Stock.  The value of shares of the outstanding shares of Capital Stock shall be determined by the Board of the Company in good faith, which determination shall be conclusive for all purposes thereof.

(iii)          “Beneficial Ownership” means ownership of Series I Preferred Stock or Series I Excess Preferred Stock by a Person who is or would be treated as an owner of such Series I Preferred Stock or Series I Excess Preferred Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

(iv)          “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

(v)           “Capital Stock” means all classes or series of stock of the Company, including, without limitation, Common Equity and Preferred Equity Stock.

(vi)          “Charitable Beneficiary” means a beneficiary of the Trust as determined pursuant to Section 10(K) that is an organization described in Section 170(b)(1)(A) and 170(c) of the Code.

(vii)         “Common Equity” means all shares now or hereafter authorized of any class of common stock of the Company, including the Common Stock (as defined in Section 1 of Article V of the Charter), and any other stock of the Company, howsoever designated, authorized after the initial Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount.

(viii)        “Constructive Ownership” means ownership of Series I Preferred Stock or Series I Excess Preferred Stock by a Person who is or would be treated as an owner of such Series I Preferred Stock or Series I Excess Preferred Stock either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

(ix)           “IRS” means the United States Internal Revenue Service.

(x)            “Market Price” means, as to any date, the average of the last sales price reported on the NYSE of Series I Preferred Stock on the ten trading days immediately preceding the relevant date, or if not then traded on the NYSE, the average of the last reported sales price of the Series I Preferred Stock on the ten trading days immediately preceding the relevant date as reported on any exchange or quotation system over which the Series I Preferred Stock may be traded, or if not then traded over any exchange or quotation system, then the market price of the Series I Preferred Stock on the relevant date as determined in good faith by the Board.

(xi)           “Ownership Limit” means 20% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Series I Preferred Stock.  The number and value of outstanding shares of Series I Preferred Stock of the Company shall be determined by the Board of the Company in good faith, which determination shall be conclusive for all purposes hereof.

(xii)          “Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participates in a public offering of the Series I Preferred Stock or any interest therein, provided that such ownership by such underwriter would not result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT.

(xiii)         “Preferred Equity Stock” means shares of all classes of Preferred Stock (as defined in Section 1 of Article V of the Charter) of the Company, including the Company’s 7.625% Series C Cumulative Redeemable Preferred Stock and the Series I Preferred Stock, and includes the Series C Excess Preferred (as defined in the Charter) and Series I Excess Preferred Stock.

(xiv)        “Purported Beneficial Transferee” means, with respect to any purported Transfer which results in Series I Excess Preferred Stock, the purported beneficial transferee or owner for whom the Purported Record Transferee would have acquired or owned shares of Series I Preferred Stock if such Transfer had been valid under Section 10(A).

(xv)         “Purported Record Transferee” means, with respect to any purported Transfer which results in Series I Excess Preferred Stock, the record holder of the Preferred Equity Stock if such Transfer had been valid under Section 10(A).

(xvi)        “Transfer” means any sale, transfer, gift, assignment, devise or other disposition of Preferred Equity Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Preferred Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Preferred Equity Stock), whether voluntary or involuntary, whether of record or beneficially, or Beneficially Owned or Constructively Owned (including but not limited to Transfers of interests in other entities which result in changes in Beneficial Ownership or Constructive Ownership of Preferred Equity Stock), and whether by operation of law or otherwise.  The term “Transferring” and “Transferred” shall have the correlative meanings.

(xvii)       “Trust” means the trust created pursuant to Section 10(K).

(xviii)      “Trustee” means the Person that is appointed by the Company pursuant to Section 10(K) to serve as trustee of the Trust, and any successor thereto.

Section 11.             Certificates.

(A)          (i)            Each Series I Preferred Stock certificate shall be substantially in the form set forth in Exhibit A hereto, which is hereby incorporated in and expressly made a part of these Articles Supplementary.  The Series I Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Company.  Each Series I Preferred Stock certificate shall be dated the date of its countersignature and registration.

(ii)           The Series I Preferred Stock shall be issued initially in the form of one or more fully registered global certificates with the global securities legend substantially as set forth in Exhibit A hereto (the “Global Series I Preferred Stock”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or a nominee of DTC, duly executed by the Company and countersigned and registered by the Transfer Agent as hereinafter provided.  The number of shares of Series I Preferred Stock represented by the Global Series I Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided.

(iii)          In the event the Global Series I Preferred Stock is deposited with or on behalf of DTC, the Company shall execute and the Transfer Agent shall countersign, register and deliver initially one or more Global Series I Preferred Stock certificates that (a) shall be registered in the name of DTC as depository for such Global Series I Preferred Stock or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC.

(iv)          Members of, or participants in, DTC shall have no rights under these Articles Supplementary with respect to any Global Series I Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Series I Preferred Stock, and DTC may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Series I Preferred Stock for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its members or participants, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Series I Preferred Stock.

(v)           Except as provided in Section 11(C), owners of beneficial interests in Global Series I Preferred Stock will not be entitled to receive physical delivery of shares of Series I Preferred Stock in fully registered certificated form (“Certificated Series I Preferred Stock”).

(B)           Two Officers, in accordance with the Bylaws and applicable law, shall sign any certificate representing the Series I Preferred Stock, on behalf of the Company, by manual or facsimile signature.  If an Officer whose signature is on a Series I Preferred Stock certificate no longer holds that office at the time the Transfer Agent countersigns and registers the Series I Preferred Stock certificate, the Series I Preferred Stock certificate shall be valid nevertheless.  A Series I Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent signs the Series I Preferred Stock certificate by manual signature.  The signature shall be conclusive evidence that the Series I Preferred Stock certificate has been countersigned and registered under these Articles Supplementary.  The Transfer Agent shall countersign, register and deliver certificates of Series I Preferred Stock for original issue upon a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company.  Such order shall specify the number of shares of Series I Preferred Stock to be countersigned and registered and the date on which the original issue of the Series I Preferred Stock is to be countersigned and registered.  The Transfer Agent may appoint a countersignature and registration agent reasonably acceptable to the Company to countersign and register the certificates for the Series I Preferred Stock.  Unless limited by the terms of such appointment, a countersignature and registration agent may countersign and register certificates for the Series I Preferred Stock whenever the Transfer Agent may do so.  Each reference in these Articles Supplementary to countersignature and registration by the Transfer Agent includes countersignature and registration by such agent.  A countersignature and registration agent has the same rights as the Transfer Agent for service of notices and demands.

(C)           (i)            When Certificated Series I Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Series I Preferred Stock or to exchange such Certificated Series I Preferred Stock for an equal number of shares of Certificated Series I Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Series I Preferred Stock surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing.

(ii)           Certificated Series I Preferred Stock may not be exchanged for a beneficial interest in Global Series I Preferred Stock except upon satisfaction of the requirements set forth below.  Upon receipt by the Transfer Agent of Certificated Series I Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Company and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Series I Preferred Stock to reflect an increase in the number of shares of Series I Preferred Stock represented by the Global Series I Preferred Stock, then the Transfer Agent shall cancel such Certificated Series I Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series I Preferred Stock represented by the Global Series I Preferred Stock to be increased accordingly.  If no Global Series I Preferred Stock is then outstanding, the Company shall issue and the Transfer Agent shall countersign and register, upon written order of the Company in the form of an Officers’ Certificate, a new Global Series I Preferred Stock certificate representing the appropriate number of shares.

(iii)          The transfer and exchange of Global Series I Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with these Articles Supplementary (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iv)          Notwithstanding any other provisions of these Articles Supplementary (other than the provisions set forth in Section 11(C)(v)), Global Series I Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(v)           If at any time:

(a)           DTC notifies the Company that DTC is unwilling or unable to continue as depository for the Global Series I Preferred Stock and a successor depository for the Global Series I Preferred Stock is not appointed by the Company within 90 days after delivery of such notice;

(b)           DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Series I Preferred Stock is not appointed by the Company within 90 days; or

(c)           the Company, in its sole discretion, notifies the Transfer Agent in writing that it elects to cause the issuance of Certificated Series I Preferred Stock under these Articles Supplementary, then (and only then) persons having a beneficial interest in the Series I Preferred Stock may exchange such beneficial interest for Certificated Series I Preferred Stock representing the same number of shares of Series I Preferred Stock.  In such event, upon receipt by the Transfer Agent of written instructions from the Company and written instructions (or such other form of instructions) as is customary for DTC from DTC or its nominee on behalf of any Person having a beneficial interest in Global Series I Preferred Stock, then, the Transfer Agent or DTC, at the direction of the Transfer Agent, shall cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series I Preferred Stock represented by Global Series I Preferred Stock to be reduced on its books and records and, following such reduction, the Company shall execute and the Transfer Agent shall countersign, register and deliver to the transferee Certificated Series I Preferred Stock.  Certificated Series I Preferred Stock issued in exchange for a beneficial interest in Global Series I Preferred Stock pursuant to this Section 11(C)(v) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent.  The Transfer Agent shall deliver such Certificated Series I Preferred Stock to the Persons in whose names such shares of Series I Preferred Stock are so registered in accordance with the instructions of DTC.

(vi)          At such time as all beneficial interests in Global Series I Preferred Stock have either been exchanged for Certificated Series I Preferred Stock or canceled, such Global Series I Preferred Stock shall be returned to DTC for cancelation or retained and canceled by the Transfer Agent.  At any time prior to such cancelation, if any beneficial interest in Global Series I Preferred Stock is exchanged for Certificated Series I Preferred Stock or canceled, the number of shares of Series I Preferred Stock represented by such Global Series I Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Series I Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

(vii)         (a)           To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall countersign and register Certificated Series I Preferred Stock and Global Series I Preferred Stock as required pursuant to the provisions of this Section 11(C).

(b)           All Certificated Series I Preferred Stock and Global Series I Preferred Stock issued upon any registration of transfer or exchange of Certificated Series I Preferred

Stock or Global Series I Preferred Stock shall be the valid obligations of the Company, entitled to the same benefits under these Articles Supplementary as the Certificated Series I Preferred Stock or Global Series I Preferred Stock surrendered upon such registration of transfer or exchange.

(c)           Prior to due presentment for registration of transfer of any shares of Series I Preferred Stock, the Transfer Agent and the Company may deem and treat the Person in whose name such shares of Series I Preferred Stock are registered as the absolute owner of such shares of Series I Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(d)           No service charge shall be made for any registration of transfer or exchange upon surrender of any Series I Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose.  However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series I Preferred Stock certificates or Common Stock certificates.

(viii)        (a)           The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Series I Preferred Stock, a member of or a participant in, DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Series I Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Series I Preferred Stock.  All notices and communications to be given to the Holders of shares of Series I Preferred Stock and all payments to be made to such Holders under the Series I Preferred Stock shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Series I Preferred Stock).  The rights of beneficial owners in any Global Series I Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC.  The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(b)           The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under these Articles Supplementary or under applicable law with respect to any transfer of any interest in any shares of Series I Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Series I Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of these Articles Supplementary, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(D)          If any of the Series I Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series I Preferred Stock certificate, or in lieu of and substitution for the Series I Preferred Stock certificate lost, stolen or destroyed, a new Series I Preferred Stock certificate of like tenor and representing an equivalent amount of Series I Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series I Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Company and the Transfer Agent.

(E)           Until definitive Series I Preferred Stock certificates are ready for delivery, the Company may prepare and the Transfer Agent shall countersign temporary Series I Preferred Stock certificates.  Temporary Series I Preferred Stock certificates shall be substantially in the form of definitive Series I Preferred Stock certificates but may have variations that the Company considers appropriate for temporary Series I Preferred Stock certificates.  Without unreasonable delay, the Company shall prepare and the Transfer Agent shall countersign definitive Series I Preferred Stock certificates and deliver them in exchange for temporary Series I Preferred Stock certificates.

(F)           The Transfer Agent and no one else shall cancel and destroy all Series I Preferred Stock certificates surrendered for transfer, exchange, replacement or cancelation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Series I Preferred Stock certificates to the Company.

Section 12.             Information Rights.  During any period in which the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series I Preferred Stock is outstanding, the Company will (a) transmit by mail or other permissible means under the Exchange Act to all holders of Series I Preferred Stock as their names and addresses appear in the Company’s record books and without cost to such holders, copies of reports that are substantially similar to the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that the Company would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject thereto (other than any exhibits that would have been required) and (b) within 15 days following written request, supply copies of such reports to any prospective holder of the Series I Preferred Stock.  The Company will mail (or otherwise provide) the reports to the holders of Series I Preferred Stock within 15 days after the respective dates by which the Company would have been required to file such reports with the Securities and Exchange Commission if the Company were subject to Section 13 or 15(d) of the Exchange Act, based on the dates on which the Company would be required to file such periodic reports if the Company were a “non-accelerated filer” within the meaning of the Exchange Act.

Section 13.             Other Provisions.

(A)          Unless otherwise specified in these Articles Supplementary, all notices provided hereunder shall be given by first-class mail to each record Holder of shares of Series I Preferred Stock at such Holder’s address as the same appears on the books of the Company.  With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action.  Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(B)           The Series I Preferred Stock shall be issuable only in whole shares.

(C)           All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.  Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder, or for the Global Series I Preferred Stock, to the Depository in accordance with its procedures.

(D)          Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay.

(E)           Holders shall not be entitled to any preemptive rights to acquire additional shares of capital stock of the Company.

(F)           Notwithstanding any provision herein to the contrary, the procedures for voting of shares of Series I Preferred Stock represented by Global Series I Preferred Stock will be governed by arrangements among DTC, its participants and persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates.  Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Series I Preferred Stock certificates may be subject to various policies and procedures adopted by DTC from time to time.

(G)           The Company may at any time at its option, without notice to or the consent of the Holders of the outstanding shares of Series I Preferred Stock, issue additional shares of Series I Preferred Stock, which additional shares shall constitute part of the same series of Series I Preferred Stock as the shares issued on the Issue Date, and additional shares of Preferred Stock that would rank on a parity with the Series I Preferred Stock as to dividend rights or rights upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company.

FOURTH:              The Series I Preferred Stock has been classified and designated by the Board of Directors of the Company under the authority contained in the Charter.

FIFTH:                   These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH:                   The undersigned Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 9th day of August, 2012.

ATTEST:	SL GREEN REALTY CORP.

/s/ Andrew S. Levine	By:	/s/ Marc Holliday	(SEAL)
Name:	Andrew S. Levine	Name:	Marc Holliday
Title:	Secretary	Title:	Chief Executive Officer

Exhibit A

[FORM OF FACE OF CERTIFICATE]

PREFERRED STOCK $.01 Par Value	PREFERRED STOCK CUSIP SEE REVERSE FOR CERTAIN DEFINITIONS, IMPORTANT NOTICE ON TRANSFER RESTRICTIONS AND OTHER INFORMATION

SL GREEN REALTY CORP.
a Corporation Formed Under the Laws of the State of Maryland

THIS CERTIFIES THAT

IS THE OWNER OF

FULLY PAID AND NONASSESSABLE SHARES OF 6.50% SERIES I CUMULATIVE REDEEMABLE PREFERRED STOCK, LIQUIDATION PREFERENCE $25.00 PER SHARE, $.01 PAR VALUE PER SHARE, OF

SL GREEN REALTY CORP.

(hereinafter called the “Corporation”), transferable on the books of the Corporation by the registered holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.  This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the charter of the Corporation (the “Charter”) and the Bylaws of the Corporation and any amendments thereto. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

IN WITNESS WHEREOF, the Corporation has caused the facsimile signatures of its duly authorized officers and its facsimile seal to be affixed hereto.

Dated:  August     , 2012

Secretary	President

Countersigned and Registered:

COMPUTERSHARE SHAREOWNER SERVICES LLC
Transfer Agent and Registrar

SL GREEN REALTY CORP.
CORPORATE SEAL
1997
MARYLAND

[THIS CERTIFICATE IS IN GLOBAL FORM AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST CORPORATION (“DTC”) OR A NOMINEE THEREOF.  THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR THE TRANSFER AGENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.](1)

(1)           Remove if not a global security.

[FORM OF REVERSE OF CERTIFICATE]

IMPORTANT NOTICE

THE CORPORATION WILL FURNISH TO ANY STOCKHOLDER, ON REQUEST AND WITHOUT CHARGE, A FULL STATEMENT OF THE INFORMATION REQUIRED BY SECTION 2-211(B) OF THE CORPORATIONS AND ASSOCIATIONS ARTICLE OF THE ANNOTATED CODE OF MARYLAND WITH RESPECT TO THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE CORPORATION HAS AUTHORITY TO ISSUE AND, IF THE CORPORATION IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, (I) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (II) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES.  THE FOREGOING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CHARTER OF THE CORPORATION INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO (THE “CHARTER”), A COPY OF WHICH WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS.  SUCH REQUEST MUST BE MADE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE OR TO THE TRANSFER AGENT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF THE CORPORATION, NO PERSON MAY (I) BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF SERIES I PREFERRED STOCK IN EXCESS OF 20% (IN VALUE OR IN NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SERIES I PREFERRED STOCK OF THE CORPORATION OR (II) BENEFICIALLY OWN OR CONSTRUCTIVELY OWN ANY SHARES OF SERIES I PREFERRED STOCK SUCH THAT SUCH PERSON WOULD BENEFICIALLY OWN OR CONSTRUCTIVELY OWN CAPITAL STOCK IN EXCESS OF 9% IN VALUE OF THE AGGREGATE OF THE OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION.  ANY PERSON WHO ACQUIRES OR ATTEMPTS TO ACQUIRE OR BENEFICIALLY OWNS OR CONSTRUCTIVELY OWNS SHARES OF SERIES I PREFERRED STOCK IN EXCESS OF THE AFOREMENTIONED LIMITATIONS, OR ANY PERSON WHO IS OR ATTEMPTS TO BECOME A TRANSFEREE SUCH THAT SERIES I EXCESS PREFERRED STOCK WOULD RESULT UNDER THE PROVISIONS OF THE CHARTER, SHALL IMMEDIATELY GIVE WRITTEN NOTICE OR, IN THE EVENT OF A PROPOSED OR ATTEMPTED TRANSFER, GIVE AT LEAST 15 DAYS PRIOR WRITTEN NOTICE TO THE CORPORATION OF SUCH EVENT AND SHALL PROVIDE TO THE CORPORATION SUCH OTHER INFORMATION AS IT MAY REQUEST IN ORDER TO DETERMINE THE EFFECT OF ANY SUCH TRANSFER ON THE CORPORATION’S STATUS AS A REIT.  ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT TO ANY STOCKHOLDER ON REQUEST AND WITHOUT CHARGE.  TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE SHALL BE VOID AB INITIO.  IF THE RESTRICTIONS ON OWNERSHIP AND TRANSFER ARE VIOLATED, THE SECURITIES REPRESENTED HEREBY WILL BE DESIGNATED AND TREATED AS SHARES OF SERIES I EXCESS PREFERRED STOCK WHICH WILL BE HELD IN TRUST BY THE CORPORATION.  THE FOREGOING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CHARTER, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS.  SUCH REQUEST MUST BE MADE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE OR TO THE TRANSFER AGENT.

KEEP THIS CERTIFICATE IN A SAFE PLACE. IF IT IS LOST, STOLEN OR DESTROYED, THE
CORPORATION WILL REQUIRE A BOND OF INDEMNITY AS A CONDITION TO THE
ISSUANCE OF A REPLACEMENT CERTIFICATE.

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-as tenants in common	UNIF GIFT MIN ACT-	Custodian

TEN ENT	-as tenants by the entireties		(Cust) (Minor)

JT TEN	-as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts Minors Act of
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED,                     HEREBY SELL, ASSIGN AND TRANSFER UNTO

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address Including Zip Code, of Assignee)

                          SHARES OF CAPITAL STOCK OF THE CORPORATION REPRESENTED BY THIS CERTIFICATE AND DO HEREBY IRREVOCABLY CONSTITUTE AND APPOINT ATTORNEY

TO TRANSFER THE SAID SHARES OF CAPITAL STOCK ON THE BOOKS OF THE CORPORATION WITH POWER OF SUBSTITUTION IN THE PREMISES.

Dated	NOTICE: The Signature To This Assignment Must Correspond With The Name As Written Upon The Face Of The Certificate In Every Particular, Without Alteration Or Enlargement Or Any Change Whatever.

Signature Guaranteed By:	Signature(s)